UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2022

ENOCHIAN BIOSCIENCES INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54478	45-2559340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1927 Paseo Rancho Castilla

 Los Angeles, CA 90032
(Address of principal executive offices)

+1 (305) 918-1980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	ENOB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2022, at the request of Dr. Mark Dybul, the Company’s Chief Executive Officer, Enochian BioSciences Inc. (the “Company”) entered into an amendment to the employment agreement between the Company and Dr. Dybul, effective January 1, 2023 (the “Amendment”). The Amendment provides for a reduction in Dr. Dybul’s Base Salary (as defined in the Amendment) from $850,000 to $550,000 per year. The Amendment also provides for an amendment to the variable compensation Dr. Dybul is eligible to receive from up to $510,000 per annum to up to $800,000 per annum, such amount to be determined based on a combination of Company results and individual performance against the actual performance goals established by the Company, subject to the approval of the Board’s compensation committee (the “Compensation Committee”). Additionally, the Amendment provides Dr. Dybul will receive a variable compensation cash bonus of $100,000 payable on or before March 15, 2023 with respect to his performance in the 2022 fiscal year.

The foregoing description of the terms of the Amendment is qualified in its entirety by the terms of the Amendment, which is filed as an exhibit to this Current Report on Form 8-K.

On October 18, 2022, the Company appointed Francois Binette PhD, age 59, as Chief Operating Officer of the Company, effective November 1, 2022. Dr. Binette has served as the Company’s Executive VP for Research & Development since April 2022. Dr. Binette has over 25 years of product development expertise in advanced therapies and regenerative medicine. From 2016 to just prior to joining the Company, Dr. Binette was at Lineage Cell Therapeutics, Inc (NYSE:LCTX), a leading company in the field of pluripotent stem cell therapy development with a global footprint focused on ophthalmology, cancer vaccines, and spinal cord injuries, where he served as the Senior Vice President R&D, Global Head of Product Development and led the CNS franchise as well as general pipeline development, contributing to one of the largest non-cancer cell therapy corporate partnership deals with Genentech worth over $650 million in upfront and milestone payments. During his first industry appointment at Genzyme Tissue Repair in Cambridge, he helped pioneer Carticel™ for cartilage repair, the first FDA BLA-approved cell therapy product for human use. He then led R&D for Biosyntech, a startup biomaterials company in Montreal applying its proprietary platform for various tissue engineering and drug delivery applications. Dr. Binette then joined the DePuy Franchise of Johnson and Johnson (NYSE:JNJ), the second largest orthopedic business worldwide where he led several innovative regenerative medicine combination product development initiatives from discovery to approved clinical trials in US and Europe. Dr. Binette received his PhD from Laval University in Québec City, followed with post-doctoral training at the Sanford-Burnham institute, and Harvard Medical School.

In connection with his appointment, the Compensation Committee approved an amendment, effective November 1, 2022, to its offer letter with Dr. Binette, originally dated February 22, 2022. Pursuant to the amendment, Dr. Binette’s annual base salary was increased from $375,000 per year to $420,000 per year. Additionally, Dr. Binette was granted an equity bonus of 40,000 stock options issued pursuant to the Company’s Equity Incentive Plan, which will vest in equal installments on each of the first three anniversaries of the date of grant.

Additionally, on October 18, 2022, the Compensation Committee approved an increase in the annual base salary of Luisa Puche, the Company’s Chief Financial Officer, from $300,000 per year to $350,000 per year. Additionally, Ms. Puche was granted an equity bonus of 80,000 stock options with respect to her performance in the 2022 fiscal year, which were issued pursuant to the Company’s Equity Incentive Plan, and will vest in equal installments on each of the first three anniversaries of the date of grant.

 Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

	10.1	Amendment to Employment Agreement between Mark Dybul, M.D. and Enochian Biosciences Inc., dated December 12, 2022

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENOCHIAN BIOSCIENCES, INC.

By:	/s/ Luisa Puche
Name: Luisa Puche Title: Chief Financial Officer

Date: December 16, 2022